CONSENT OF FRANK L. SASSETTI & CO.

We hereby consent to the reference in this registration statement of our report dated March 18, 2005 on the financial statements of Bromwell Financial Fund, Limited Partnership for the three years ended December 31, 2004, and of our report dated March 18, 2005 on the financial statements of Belmont Capital Management, Inc. for the three years ended December 31, 2004 and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

                                          Frank L. Sassetti & Co.


                                          /s/ Frank L. Sassetti & Co.


November 16, 2005
Oak Park, Illinois